UnitedHealth Group Reports 2024 Results
•Revenues of $400.3 Billion Grew 8% Year-Over-Year
•Domestic Consumers Served by UnitedHealthcare Grew 2.1 Million
•Value-Based Care Patients Served by Optum Grew 600,000
•Cash Flows from Operations were $24.2 Billion or 1.6x Net Income
•Full Year, Fourth Quarter Net Earnings were $15.51, $5.98 Per Share
•Full Year, Fourth Quarter Adjusted Net Earnings were $27.66, $6.81 Per Share
•Company Affirms 2025 Performance Outlook
(January 16, 2025) UnitedHealth Group (NYSE: UNH) reported full year and fourth quarter 2024 results reflecting diversified growth in serving people more extensively at Optum and UnitedHealthcare.
“The people of UnitedHealth Group remain focused on making high-quality, affordable health care more available to more people while making the health system easier to navigate for patients and providers, positioning us well for growth in 2025,” said Andrew Witty, chief executive officer of UnitedHealth Group.
UnitedHealth Group affirmed the 2025 performance outlook established in December 2024, including revenues of $450 billion to $455 billion, net earnings of $28.15 to $28.65 per share, adjusted net earnings of $29.50 to $30.00 per share and cash flow from operations of $32 billion to $33 billion.

Quarterly and Annual Financial Performance
(in billions, except percentages)
	Three Months Ended			Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2024	2024 (Adj)	2023	2024	2024 (Adj)	2023

Revenues	$100.8	$100.8	$94.4	$400.3	$400.5	$371.6
Earnings from Operations	$7.8	$8.3	$7.7	$32.3	$34.4	$32.4
Net Margin	5.5%	5.9%	5.8%	3.6%	6.1%	6.0%

•UnitedHealth Group’s 2024 revenues grew $28.7 billion or 8% year-over-year to $400.3 billion, driven primarily by serving people more comprehensively across the enterprise. Full year 2024 earnings from operations were $32.3 billion. Adjusted earnings from operations of $34.4 billion exclude the cyberattack direct response costs and South American impacts.
•The full year medical care ratio was 85.5% compared to 83.2% in 2023. The increase was primarily due to previously discussed items, including the revenue effects of CMS’s Medicare funding reductions, member mix and timing of Medicaid redeterminations. Factors cited on the company’s third quarter earnings call, including increased hospital coding intensity and specialty medication prescribing, continued at similar levels in the fourth quarter and are reflected in the company’s 2025 outlook. Days claims payable of 47.0 compared to 47.4 in third quarter 2024 and 47.9 at year end 2023. The company did not have any favorable earnings impacting medical reserve development in the fourth quarter.
•The full year 2024 operating cost ratio of 13.2% compared to 14.7% in 2023, reflecting gains from business portfolio refinement and strong improvement in operating efficiencies and consumer experiences. The business portfolio refinement, including strategic transactions, will enhance growth opportunities and contributed about 80 basis points, nearly half at Optum Health with the remainder split between UnitedHealthcare and Optum Insight.
•Cash flows from operations for the full year were $24.2 billion, or 1.6 times net income. During 2024, the company returned over $16 billion to shareholders through dividends and share repurchases. Return on equity of 23.7% in the fourth quarter, reflected the company’s consistent, broad-based earnings and efficient capital structure.

UnitedHealthcare provides health care benefits globally, serving individuals and employers, and Medicare and Medicaid beneficiaries. UnitedHealthcare is dedicated to improving the value customers and consumers receive by improving health and wellness, enhancing the quality of care received, simplifying the health care experience and reducing the total cost of care.

Quarterly and Annual Financial Performance
(in billions, except percentages)
	Three Months Ended			Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2024	2024 (Adj)	2023	2024	2024 (Adj)	2023

Revenues	$74.1	$74.1	$70.8	$298.2	$298.4	$281.4
Earnings from Operations	$3.0	$3.0	$3.1	$15.6	$16.2	$16.4
Operating Margin	4.0%	4.1%	4.4%	5.2%	5.4%	5.8%

•UnitedHealthcare full year revenues of $298.2 billion increased $16.8 billion or 6% year-over-year. Operating earnings were $15.6 billion.
•The number of consumers served with domestic commercial benefits grew by 2.4 million in 2024, reflecting strong customer response to the company’s innovative offerings which enhance transparency and consumer choice. In 2025, one in four of our largest fee-based employer customers are offering such plans.
•The number of people served by the company’s offerings for seniors and people with complex needs grew to 9.4 million due to product designs tailored to meet the specific needs of individuals and families with limited economic resources and who are underserved.
•People served by the company’s state-based community offerings moderated as expected to 7.4 million due to the now concluded Medicaid eligibility redeterminations process, partially offset by new and expanded customer relationships. UnitedHealthcare expanded with state customers including Michigan, Idaho, Nevada and Georgia in 2024, providing momentum the company expects will lead to a return to growth in people served in 2025.

The Optum health services businesses serve the global health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using market-leading information, analytics and technology to yield clinical insights, Optum helps improve overall health system performance by optimizing care quality, reducing care costs and improving the consumer experience.

Quarterly and Annual Financial Performance
(in billions, except percentages)
	Three Months Ended			Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2024	2024 (Adj)	2023	2024	2024 (Adj)	2023

Revenues	$65.1	$65.1	$59.5	$253.0	$253.0	$226.6
Earnings from Operations	$4.8	$5.2	$4.6	$16.7	$18.2	$15.9
Operating Margin	7.4%	8.0%	7.7%	6.6%	7.2%	7.0%

•Optum full year revenues of $253 billion grew $26.3 billion or 12% year-over-year, led by Optum Rx and Optum Health. Operating earnings were $16.7 billion and adjusted operating earnings were $18.2 billion. Adjusted operating earnings exclude costs to support the Change Healthcare direct response efforts.
•Optum Health revenues grew to $105.4 billion, driven by growth in patients served under value-based care arrangements and continued expansion of the types and level of care provided. At the end of 2024, Optum Health served 4.7 million people with value-base care and expects to grow to serve an additional 650,000 patients in 2025.
•Optum Insight revenues were $18.8 billion, with the 1% year-over-year decline reflecting the business disruption effects of the cyberattack, which were $867 million. Operating earnings were $3.1 billion and adjusted operating earnings, which exclude cyberattack direct response costs, were $4.4 billion. The revenue backlog grew by $700 million over last year, largely due to new health system partnerships.
•Optum Rx revenues increased 15% in 2024 due to growth in new clients as well as expanded relationships with existing clients. Optum Rx continued to advance its comprehensive scope of pharmacy services offered, including specialty and community-based pharmacies. Adjusted scripts grew to 1.62 billion, compared to 1.54 billion last year.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn.
Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Relations page of the company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be on the Investor Relations page through January 30, 2025. This earnings release and the Form 8-K dated January 16, 2025, can also be accessed from the Investor Relations page of the company’s website.
Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.
Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements which are intended to take advantage of the “safe harbor” provisions of the federal securities laws. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Actual results could differ materially from those that management expects, depending on the outcome of certain factors including: our ability to effectively estimate, price for and manage medical costs; new or changes in existing health care laws or regulations, or their enforcement or application; cyberattacks, other privacy/data security incidents, or our failure to comply with related regulations; reductions in revenue or delays to cash flows received under government programs; changes in Medicare, the CMS star ratings program or the application of risk adjustment data validation audits; the DOJ’s legal action relating to the risk adjustment submission matter; our ability to maintain and achieve improvement in quality scores impacting revenue; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; risks and uncertainties associated with our businesses providing pharmacy care services; competitive pressures, including our ability to maintain or increase our market share; changes in or challenges to our public sector contract awards; failure to achieve targeted operating cost productivity improvements; failure to develop and maintain satisfactory relationships with health care payers, physicians, hospitals and other service providers; the impact of potential changes in tax laws and regulations; increases in costs and other liabilities associated with litigation, government investigations, audits or reviews; failure to complete, manage or integrate strategic transactions; risk and uncertainties associated with the sale of our remaining operations in South America; risks associated with public health crises arising from large-scale medical emergencies, pandemics, natural disasters and other extreme events; failure to attract, develop, retain, and manage the succession of key employees and executives; our investment portfolio performance; impairment of our goodwill and intangible assets; failure to protect proprietary rights to our databases, software and related products; downgrades in our credit ratings; and our ability to obtain sufficient funds from our regulated subsidiaries or from external financings to fund our obligations, reinvest in our business, maintain our debt to total capital ratio at targeted levels, maintain our quarterly dividend payment cycle, or continue repurchasing shares of our common stock.
This above list is not exhaustive. We discuss these matters, and certain risks that may affect our business operations, financial condition and results of operations, more fully in our filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.
# # #

Investors:	Media:
investor_relations@uhg.com	uhgmedia@uhg.com

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Year Ended December 31, 2024

•Condensed Consolidated Statements of Operations
•Condensed Consolidated Balance Sheets
•Condensed Consolidated Statements of Cash Flows
•Revenues by Business - Supplemental Financial Information
•Earnings by Business - Supplemental Financial Information
•People Served and Performance Metrics - Supplemental Financial Information
•Reconciliation of Non-GAAP Financial Measures

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues
Premiums	$76,483	$73,228	$308,810	$290,827
Products	13,475	11,311	50,226	42,583
Services	9,298	8,709	36,040	34,123
Investment and other income	1,551	1,179	5,202	4,089
Total revenues	100,807	94,427	400,278	371,622
Operating costs
Medical costs	67,035	62,231	264,185	241,894
Operating costs	12,494	13,339	53,013	54,628
Cost of products sold	12,464	10,194	46,694	38,770
Depreciation and amortization	1,041	974	4,099	3,972
Total operating costs	93,034	86,738	367,991	339,264
Earnings from operations	7,773	7,689	32,287	32,358
Interest expense	(1,003)	(830)	(3,906)	(3,246)
Gain (loss) on sale of subsidiary and subsidiaries held for sale	21	—	(8,310)	—
Earnings before income taxes	6,791	6,859	20,071	29,112
Provision for income taxes	(1,007)	(1,184)	(4,829)	(5,968)
Net earnings	5,784	5,675	15,242	23,144
Earnings attributable to noncontrolling interests	(241)	(220)	(837)	(763)
Net earnings attributable to UnitedHealth Group common shareholders	$5,543	$5,455	$14,405	$22,381
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$5.98	$5.83	$15.51	$23.86
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	$6.81	$6.16	$27.66	$25.12
Diluted weighted-average common shares outstanding	927	935	929	938
(a)See page 7 for a reconciliation of non-GAAP measures.

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash and short-term investments	$29,113	$29,628
Accounts receivable, net	22,365	21,276
Other current assets	34,301	27,533
Total current assets	85,779	78,437
Long-term investments	52,354	47,609
Other long-term assets	160,145	147,674
Total assets	$298,278	$273,720
Liabilities, redeemable noncontrolling interests and equity
Medical costs payable	$34,224	$32,395
Short-term borrowings and current maturities of long-term debt	4,545	4,274
Other current liabilities	65,000	62,385
Total current liabilities	103,769	99,054
Long-term debt, less current maturities	72,359	58,263
Other long-term liabilities	19,559	17,484
Redeemable noncontrolling interests	4,323	4,498
Equity	98,268	94,421
Total liabilities, redeemable noncontrolling interests and equity	$298,278	$273,720

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Year Ended December 31,
	2024	2023
Operating Activities
Net earnings	$15,242	$23,144
Noncash items:
Depreciation and amortization	4,099	3,972
Deferred income taxes and other	(3,657)	(750)
Share-based compensation	1,018	1,059
Loss on sale of subsidiary and subsidiaries held for sale	8,310	—
Net changes in operating assets and liabilities	(808)	1,643
Cash flows from operating activities	24,204	29,068
Investing Activities
Sales and maturities of investments, net of purchases (purchases, net of sales and maturities)	525	(1,777)
Purchases of property, equipment and capitalized software	(3,499)	(3,386)
Cash paid for acquisitions and other transactions, net	(13,408)	(10,136)
Loans to care providers - cyberattack	(9,033)	—
Repayment of care provider loans - cyberattack	4,514	—
Other, net	374	(275)
Cash flows used for investing activities	(20,527)	(15,574)
Financing Activities
Common share repurchases	(9,000)	(8,000)
Dividends paid	(7,533)	(6,761)
Net change in short-term borrowings and long-term debt	14,660	4,280
Other, net	(1,639)	(1,048)
Cash flows used for financing activities	(3,512)	(11,529)
Effect of exchange rate changes on cash and cash equivalents	(61)	97
Increase in cash and cash equivalents, including cash within businesses held for sale	104	2,062
Less: cash within businesses held for sale	(219)	—
Net (decrease) increase in cash and cash equivalents	(115)	2,062
Cash and cash equivalents, beginning of period	25,427	23,365
Cash and cash equivalents, end of period	$25,312	$25,427

UNITEDHEALTH GROUP
REVENUES BY BUSINESS - SUPPLEMENTAL FINANCIAL INFORMATION
(in millions; unaudited)

		Optum				UnitedHealth Group Consolidated (a)
	UnitedHealthcare	Optum Health	Optum Insight	Optum Rx	Total Optum (a)
Three Months Ended December 31, 2024
Total revenues	$74,132	$25,660	$4,781	$35,774	$65,101	$100,807
Business disruption impacts - cyberattack (c)	$—	$—	$120	$—	$120	$120
Three Months Ended December 31 , 2023
Total revenues	$70,808	$24,534	$4,785	$31,166	$59,495	$94,427

Year Ended December 31, 2024
Total revenues	$298,208	$105,358	$18,757	$133,231	$252,957	$400,278
South American impacts	220	—	—	—	—	220
Adjusted revenues (b)	$298,428	$105,358	$18,757	$133,231	$252,957	$400,498
Business disruption impacts - cyberattack (c)	$—	$—	$867	$—	$867	$867
Year Ended December 31, 2023
Total revenues	$281,360	$95,319	$18,932	$116,087	$226,635	$371,622
UnitedHealthcare Revenues
(in millions; unaudited)

	Employer & Individual (E&I)			Medicare & Retirement	Community & State	Total UnitedHealthcare
	Domestic	Global	Total E&I
Three Months Ended December 31, 2024
Total revenues	$19,019	$775	$19,794	$34,188	$20,150	$74,132
Three Months Ended December 31, 2023
Total revenues	$17,030	$2,402	$19,432	$32,394	$18,982	$70,808

Year Ended December 31, 2024
Total revenues	$74,489	$3,667	$78,156	$139,482	$80,570	$298,208
Year Ended December 31, 2023
Total revenues	$67,187	$9,307	$76,494	$129,862	$75,004	$281,360
(a)Optum and consolidated revenues for the three months ended December 31, 2024 and 2023 include Optum eliminations of $1,114 and $990; and corporate eliminations of $38,426 and $35,876, respectively. Optum and consolidated revenues for the year ended December 31, 2024 and 2023 include Optum eliminations of $4,389 and $3,703; and corporate eliminations of $150,887 and $136,373, respectively.
(b)See page 7 for description of non-GAAP measures.
(c)Amounts represent reduced revenues due to business disruption.

UNITEDHEALTH GROUP
EARNINGS BY BUSINESS - SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except percentages; unaudited)

			Optum					UnitedHealth Group Consolidated
	UnitedHealthcare		Optum Health		Optum Insight	Optum Rx	Total Optum
Three Months Ended December 31, 2024
Earnings from operations	$2,973		$1,791		$1,270	$1,739	$4,800	$7,773
Direct response costs - cyberattack	9		—		420	—	420	429
South American impacts	55		—		—	—	—	55
Adjusted earnings from operations (b)	$3,037		$1,791		$1,690	$1,739	$5,220	$8,257
Total direct response costs - cyberattack (c)	$9		$—		$420	$—	$420	$513

Operating margin	4.0%		7.0%		26.6%	4.9%	7.4%	7.7%
Adjusted operating margin (b)	4.1%		7.0%		35.3%	4.9%	8.0%	8.2%
Business disruption impacts - cyberattack (d)	$—		$—		$120	$—	$120	$120
Total cyberattack impacts	$9		$—		$540	$—	$540	$633

Three Months Ended December 31, 2023
Earnings from operations	$3,122		$1,691		$1,284	$1,592	$4,567	$7,689
Operating margin	4.4%		6.9%		26.8%	5.1%	7.7%	8.1%

Year Ended December 31, 2024
Earnings from operations	$15,584		$7,770		$3,097	$5,836	$16,703	$32,287
Direct response costs - cyberattack	494	(a)	160	(a)	1,296	—	1,456	1,950
South American impacts	170		—		—	—	—	170
Adjusted earnings from operations (b)	$16,248		$7,930		$4,393	$5,836	$18,159	$34,407
Total direct response costs - cyberattack (c)	$494		$160		$1,296	$—	$1,456	$2,223

Operating margin	5.2%		7.4%		16.5%	4.4%	6.6%	8.1%
Adjusted operating margin (b)	5.4%		7.5%		23.4%	4.4%	7.2%	8.6%
Business disruption impacts - cyberattack (d)	$—		$—		$867	$—	$867	$867
Total cyberattack impacts	$494		$160		$2,163	$—	$2,323	$3,090

Year Ended December 31, 2023
Earnings from operations	$16,415		$6,560		$4,268	$5,115	$15,943	$32,358
Operating margin	5.8%		6.9%		22.5%	4.4%	7.0%	8.7%
(a)Amounts primarily represent incremental medical costs for accommodations to support care providers.
(b)See page 7 for description of non-GAAP measures.
(c)Amounts represent direct response costs incurred within the operating segments and at the parent (e.g., interest expense).
(d)Amounts represent reduced revenues due to business disruption. These amounts are not included within the adjustment to earnings from operations.

UNITEDHEALTH GROUP
PEOPLE SERVED AND PERFORMANCE METRICS - SUPPLEMENTAL FINANCIAL INFORMATION
(unaudited)
UnitedHealthcare Customer Profile
(in thousands)

People Served	December 31, 2024	September 30, 2024	December 31, 2023
Commercial - Domestic:
Risk-based	8,845	8,900	8,115
Fee-based	20,885	20,830	19,200
Total Commercial - Domestic	29,730	29,730	27,315
Medicare Advantage	7,845	7,810	7,695
Medicaid	7,435	7,450	7,845
Medicare Supplement (Standardized)	4,335	4,340	4,355
Total Community and Senior	19,615	19,600	19,895
Total UnitedHealthcare - Domestic Medical	49,345	49,330	47,210
Commercial - Global	1,330	1,335	5,540
Total UnitedHealthcare - Medical	50,675	50,665	52,750

Supplemental Data
Medicare Part D stand-alone	3,050	3,055	3,315
Optum Performance Metrics

	December 31, 2024	September 30, 2024	December 31, 2023
Optum Health Consumers Served (in millions)	100	104	103
Optum Insight Contract Backlog (in billions)	$32.8	$32.8	$32.1
Optum Rx Quarterly Adjusted Scripts (in millions)	422	407	400

Note: UnitedHealth Group served 146 million unique individuals across all businesses at December 31, 2024.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Use of Non-GAAP Financial Measures
Adjusted net earnings per share, adjusted earnings from operations, adjusted operating margin, adjusted net margin and adjusted revenues are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Adjustments made to these measures are as follows:
Intangible Amortization: Adjusted net earnings per share excludes intangible amortization from the relevant GAAP measure. As amortization fluctuates based on the size and timing of the Company’s acquisition activity, management believes this exclusion presents a more useful comparison of the Company's underlying business performance and trends from period to period. While intangible assets contribute to the Company’s revenue generation, the intangible amortization is not directly related. Therefore, the related revenues are included in adjusted earnings per share.
South American Impacts: Adjusted net earnings per share and adjusted net margin excludes the effects of various international transactions, including the loss on sale of our Brazilian operations that was completed on February 6, 2024, the loss on our remaining South American operations being classified as held for sale and certain other non-recurring matters impacting our South American operations. Adjusted earnings from operations, adjusted operating margin and adjusted revenues excludes the effects of certain non-recurring matters impacting our South American operations. As these matters are related to the Company's strategy to exit South America, the impact is not representative of the Company's underlying business performance and therefore management believes the exclusion presents a more useful comparison of the Company's underlying business performance and trends from period to period.
Direct Response Costs - Cyberattack: Adjusted net earnings per share, adjusted earnings from operations, adjusted operating margin and adjusted net margin excludes cyberattack direct response costs. Management believes the exclusion of costs incurred to investigate and remediate the attack, other direct and incremental costs incurred as a result of the cyberattack and incremental costs for accommodations to support care providers presents a more useful comparison of the Company's and its reportable segments' underlying business performance and trends from period to period.
Note: See pages 4 and 5 for reconciliation of GAAP amounts to adjusted revenues, adjusted earnings from operations and adjusted operating margin.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share data; unaudited)
Adjusted Net Earnings Per Share

	Three Months Ended December 31,		Year Ended December 31,		Projected Year Ended December 31,
	2024	2023	2024	2023	2025
Net earnings attributable to UnitedHealth Group common shareholders	$5,543	$5,455	$14,405	$22,381	$25,850 - $26,450
Intangible amortization	423	400	1,665	1,578	~1,625
Tax effect of intangible amortization	(103)	(100)	(408)	(392)	~(400)
South American impacts	24	—	8,459	—	—
Tax effect of South American impacts	27	—	(126)	—	—
Direct response costs - cyberattack	513	—	2,223	—	—
Tax effect of direct response costs - cyberattack	(116)	—	(519)	—	—
Adjusted net earnings attributable to UnitedHealth Group common shareholders	$6,311	$5,755	$25,699	$23,567	$27,075 - $27,675

Diluted earnings per share	$5.98	$5.83	$15.51	$23.86	$28.15 - $28.65
Intangible amortization per share	0.46	0.44	1.79	1.68	~1.75
Tax effect of intangible amortization per share	(0.11)	(0.11)	(0.44)	(0.42)	~(0.40)
South American impacts per share	0.03	—	9.11	—	—
Tax effect of South American impacts per share	0.03	—	(0.14)	—	—
Direct response costs - cyberattack per share	0.55	—	2.39	—	—
Tax effects of direct response costs - cyberattack per share	(0.13)	—	(0.56)	—	—
Adjusted diluted earnings per share	$6.81	$6.16	$27.66	$25.12	$29.50 - $30.00

Additional Information: Total Cyberattack Impacts
Business disruption impacts (a)	$120	$—	$867	$—	$—
Tax effect of business disruption impacts (a)	(14)	—	(153)	—	—
Business disruption impacts, net of tax (a)	$106	$—	$714	$—	$—

Business disruption impacts per share (a)	$0.12	$—	$0.77	$—	$—

Total cyberattack impacts	$633	$—	$3,090	$—	$—
Tax effect of total cyberattack impacts	(130)	—	(672)	—	—
Total cyberattack impacts, net of tax	$503	$—	$2,418	$—	$—

Total cyberattack impacts per share	$0.54	$—	$2.60	$—	$—
(a)Amounts represent reduced revenues due to business disruption. These amounts are not included within the adjustment to net earnings.

Adjusted Net Margin

	Three Months Ended December 31, 2024	Year Ended December 31, 2024
Consolidated revenue	$100,807	$400,278
South American impacts	—	220
Adjusted consolidated revenues	$100,807	$400,498

Net earnings attributable to UnitedHealth Group common shareholders	$5,543	$14,405
South American impacts	24	8,459
Tax effect of South American impacts	27	(126)
Direct response costs - cyberattack	513	2,223
Tax effect of direct response costs - cyberattack	(116)	(519)
Adjusted net earnings attributable to UnitedHealth Group common shareholders for South American impacts and direct response costs	$5,991	$24,442

Net margin attributable to UnitedHealth Group common shareholders	5.5%	3.6%
Adjusted net margin attributable to UnitedHealth Group common shareholders for South American impacts and direct response costs	5.9%	6.1%